Exhibit 99.2

Email sent to corporate employees

This morning, your Company issued the attached press release announcing that we have entered into a merger agreement with MidOcean Partners, a private investment firm with offices in New York and London.

You should be extremely proud that a firm such as MidOcean would believe enough in your Company to acquire all the shares at $66.50 per share, or approximately $650 million in total.

Please know that the professionals at MidOcean that we have dealt with have been extremely impressed with our operations here in Ada, Antlers and Duncan - we've all done Oklahoma proud!

MidOcean is a firm everyone in the investment world recognizes, and for a firm like MidOcean to pay $650 million, they must believe the best is yet to come!  This is a real compliment to us.  We've believed for 38 years that we had something very valuable and now have others that believe as we do.

MidOcean is very excited about working with Mr. Stonecipher and the rest of us to realize the potential our Life Event Legal plans and our Identity Theft plans represent, part of a tremendous win-win-win business model that only gets better the bigger it gets!

Now is a great time to be part of Pre-Paid Legal Services, Inc.!

Thank you all for what you do - look forward to meeting with you today in the auditorium at 4:00.

Randy